SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:                                                                                                July 2, 2012

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 - Other Events

Omagine, Inc. (the "Company") is providing the following information in order to keep our shareholders informed of the occurrence of material events.

Representatives of the shareholders of Omagine LLC (the Company, Royal Court Affairs, and Consolidated Contractors) met on July 1, 2012 for several hours with the Minister of the Ministry of Tourism (“MOT”), His Excellency Ahmad bin Nasser Al Mehrzi and a lawyer for MOT.

Having been only recently appointed in March 2012, the Minister, reasonably enough, was not completely familiar with the concept and scope of the Omagine Project and requested that we update him on it. We described the project in detail and showed him a video presentation of the project, several drawings, sketches, architectural renderings, site plans and the overall conceptual master plan. We then had a detailed discussion of the genesis and background of the project including the history of our prior negotiations with the MOT. The Minister was quite pleased with the description and discussion as he was unaware of many of the details until our meeting.

As previously disclosed, the Minister had sent us a letter dated May 9, 2012 (the “Minister’s Letter”) containing requests for certain information. We presented our written response to the Minister’s Letter along with attachments containing the requested information – including, among other things, five “comfort letters” from five of the largest banks in the region – including three banks in Oman - in support of the Omagine Project. We then held a detailed discussion regarding the Minister’s Letter, our response thereto and the Development Agreement. The discussions were very open, frank and friendly and the Minister was especially pleased to learn that certain matters about which he had concerns as well as all of the matters detailed in the Minister’s Letter were already covered and agreed in the Development Agreement.

The MOT lawyer in attendance mentioned that we (Omagine) had not yet responded to a list of Ministry of Legal Affairs (“MOLA”) comments sent to us by MOT in early 2011. This was incorrect since, as previously disclosed, we had delivered our response to such MOLA comments by Federal Express to MOT on March 14, 2011. We explained to the Minister and the MOT lawyer that our response to such MOLA comments were indeed delivered to MOT and that such MOLA comments and our responses thereto were subsequently approved by MOT and incorporated into the agreed DA. The Minister was pleased to learn this and asked that we send a copy of our response to the MOLA comments along with a copy of the agreed DA to Her Excellency Maitha Al Mahrooqiyah, the Under-Secretary of Tourism, to whom he has specifically assigned responsibility for the Omagine Project.

The meeting concluded with the Minister confirming that he is in agreement with and enthusiastic about the development of the Omagine Project. He also stated that he was entirely satisfied with our project presentation, that he agreed it will be a wonderful project for Oman, that he was completely satisfied with our response to his May 9th Minister’s Letter and that he is agreeable to sign the DA as soon as possible.

His Excellency Al Mehrzi stated: "Her Excellency Maitha is on leave for the next 2 weeks but on her return, please get the paperwork organized with her and I am ready to sign the DA during Ramadan".

All of the Omagine attendees at the meeting unanimously agreed that the meeting results were excellent and all agreed that His Excellency Ahmad Al Mehrzi is very clearly a talented, intelligent, direct, and very personable man who wants to get things done.

In a prior communication during June, Her Excellency Maitha Al Mahrooqiyah indicated to us that she would return to work on July 26, 2012. We will assemble and deliver to Her Excellency the agreed DA and our March 14, 2011 response to the MOLA comments.

The Holy Month of Ramadan extends from approximately July 20 to August 20 and is immediately followed by the 3 day EID holiday celebration. Her Excellency Maitha returns on July 26. It is management’s expectation that while we may sign the DA in August, given the occurrence of Ramadan and the EID holiday, the DA signing could be postponed into September or even October 2012.

Notwithstanding the foregoing however, we nevertheless caution investors that we are unable at this time to give any assurances whatsoever that the DA will actually be concluded or signed by the parties until the parties actually sign the DA. Indeed, past experience indicates that caution should be exercised in making any such assumptions until the DA is actually signed by the parties.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty associated with Omagine LLC’s ongoing efforts to sign the Development Agreement with the Government of the Sultanate of Oman.

Item 9.01  Financial Statements and Exhibits

(a)           Not applicable
(b)           Not applicable
(c)           Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: July 2, 2012	By:	/s/ Frank J. Drohan
Frank J. Drohan
Chairman of the Board,
President and Chief Executive Officer

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